As filed with the Securities and Exchange Commission on July 28, 2020

Registration No. 333-194656

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1

TO

FORM S-8

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Industrial Property Trust

(Exact name of registrant as specified in its declaration of trust)

Maryland (State or other jurisdiction of incorporation or organization)	61-1577639 (I.R.S. Employer Identification Number)

518 Seventeenth Street, 17th Floor, Denver, CO (Address of principal executive offices)	80202 (Zip code)

Equity Incentive Plan of Industrial Property Trust Inc.

(Full title of the plan)

Dwight L. Merriman III

Chief Executive Officer

518 Seventeenth Street, 17th Floor

Denver, Colorado 80202

Telephone (303) 228-2200

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Joshua J. Widoff, Esq.

Industrial Property Trust Inc.

518 Seventeenth Street, 17th Floor

Denver, Colorado 80202

(303) 228-2200

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☒ (Do not check if a smaller reporting company)	Smaller reporting company ☐
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment deregisters all shares of beneficial interest, par value $0.01 per share (the “Common Shares”), of Industrial Property Trust, a Maryland real estate investment trust (the “Company”), remaining unissued under the Company’s Registration Statement on Form S-8 (No. 333-194656) (the “Registration Statement”) filed by the Company with the Securities and Exchange Commission on March 18, 2014 pertaining to the registration of 2,000,000 Common Shares for issuance under the Equity Incentive Plan of Industrial Property Trust Inc.

On July 28, 2020, the Company’s Articles of Dissolution became effective with the Maryland State Department of Assessments and Taxation and the existence of the Company was formally terminated (the “Termination”). In connection with the Termination, the Company hereby removes from registration the Common Shares registered but unsold under the Registration Statement.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Denver, State of Colorado, on this 28th day of July, 2020. No other person is required to sign these Post-Effective Amendments in reliance upon Rule 478 under the Securities Act of 1933, as amended.

INDUSTRIAL PROPERTY TRUST

By:	/s/ Thomas G. McGonagle
Name:	Thomas G. McGonagle
Title:	Chief Financial Officer